10k

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
WebEx Communications, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-61652 and 333-47892) on Form S-8 and (No. 333-67580) on Form S-3 of WebEx Communications, Inc. of our reports dated March 9, 2005, with respect to the consolidated balance sheets of WebEx Communications, Inc. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated income statements, statements of stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of WebEx Communications, Inc.

Our report dated March 9, 2005 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the internal control over financial reporting of WebEx Communications India Pvt. Ltd., which was the name assigned to the CyberBazaar business acquired by WebEx Communications, Inc. during 2004 and excluded from management’s assessment, was excluded from our audit of internal control over financial reporting of WebEx Communications, Inc. as of December 31, 2004.

/s/ KPMG LLP

Mountain View, California
March 16, 2005